SUB-ITEM 77H:
CHANGES IN CONTROL OF REGISTRANT


Federated Municipal Securities Fund, Inc.
(Registrant)




As of March 31, 2009, Edward Jones & Company has attained control of the Registrant by acquiring 31.91%* of the voting securities of the Registrant.

* Must be greater than 25%.





Current as of:  8/18/94